Exhibit 23.4

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Stock Plan, the 2011 Equity Incentive Plan, and the 2011 Employee Stock Purchase Plan of Horizon Pharma, Inc., and the 2014 Equity Incentive Plan, the 2014 Non-Employee Equity Plan, and the 2014 Employee Stock Purchase Plan of Horizon Pharma Public Limited Company (formerly Vidara Therapeutics International Public Limited Company) of our report dated June 25, 2014, with respect to the statements of revenues and direct expenses and related notes thereto of the Actimmune Product Line of InterMune, Inc., incorporated by reference in its Current Report (Form 8-K) dated September 19, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

September 19, 2014